Exhibit 15.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement No.’s 333-163952 and 333-167860 on Form F-3 of our reports dated April 26, 2011, relating to the consolidated and combined financial statements of Brookfield Infrastructure Partners L.P., and the effectiveness of Brookfield Infrastructure Partners L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Brookfield Infrastructure Partners L.P. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

April 26, 2011